Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Michael T. Prior Chief Executive Officer 978-619-1300 Justin D. Benincasa Chief Financial Officer 978-619-1300
Tuesday, February 25, 2014

Atlantic Tele-Network, Inc. Reports

Fourth Quarter and Full Year 2013 Results

Fourth Quarter 2013 Preliminary Financial Highlights:

•                  Revenues increased to $76.5 million

•                  Adjusted EBITDA was up 14% to $28.6 million

•                  Operating income was $16.3 million

•                  Net income from continuing operations attributable to ATN’s stockholders was $16.2 million, or $1.02 per diluted share

Full Year 2013 Preliminary Financial Highlights:

•                  Gain on the sale of Alltel operations attributable to ATN’s stockholders was $278.2 million, net of tax

•                  Revenues increased 5% to $292.3 million

•                  Adjusted EBITDA was up 16% to $114.7 million

•                  Operating income increased 14% to $64.4 million

•                  Net income from continuing operations attributable to ATN’s stockholders was $29.0 million, or $1.83 per diluted share, inclusive of transaction-related and debt repayment charges of $12.8 million

Beverly, MA (February 25, 2014) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported results for the fourth quarter and year ended December 31, 2013. Unless otherwise indicated, the discussion of the Company’s results is focused on its continuing operations, and comparisons are to the same period in the prior year. The Company’s results are preliminary and may be subject to adjustment as the results of its International Integrated Telephony segment are finalized.  The Company currently does not expect such adjustment, if any, to be material to its consolidated results of operations.  Results for all periods presented reflect classification of the Company’s U.S. retail wireless business operated under the “Alltel” name as discontinued operations as a result of the completion of the Company’s sale of this business to AT&T Mobility LLC on September 20, 2013.

Fourth Quarter 2013 Financial Results

“We ended 2013 with another quarter of solid revenue growth driven by the continued strong performance of our domestic wholesale wireless business and our Island wireless operations,” said Michael Prior, Chief Executive Officer. “Higher data traffic across our expanded U.S. wholesale wireless network more than compensated for the sale of Midwest U.S. spectrum and related assets that took place in last year’s fourth quarter. International wireless revenues benefitted from continued subscriber growth, particularly in our Island Wireless markets, and our wireline revenue remained stable with the comparable year-ago period. All of our business segments posted improved EBITDA performance reflecting an ability to increase volumes without a commensurate increase in costs.”

Fourth quarter revenues were $76.5 million, 9% above the $69.9 million reported for the fourth quarter of 2012.  Adjusted EBITDA(1) for the 2013 fourth quarter was $28.6 million, a 14% increase over the $25.1 million for the 2012 fourth quarter. Operating income was $16.3 million, compared to last year’s $21.1 million, which benefitted from the net positive effect of an $11.6 million gain on disposal of long-lived assets and a $3.4 million intangible asset impairment charge.  Net income from continuing operations attributable to ATN’s stockholders was $16.2 million, or $1.02 per diluted share, and included a one-time income tax benefit of approximately $8.4 million. Net income from continuing operations attributable to ATN’s stockholders in last year’s fourth quarter was $7.5 million, or $0.48 per diluted share, which included the afore-mentioned gain on sale of long-lived assets and impairment charge.

Full Year 2013 Financial Results

Commenting on full year results, Mr. Prior stated, “2013 was a transformational year for ATN, as we completed the sale of our Alltel domestic retail wireless business.  The pre-tax gain on the sale of $503 million allowed us to utilize $261 million of the net proceeds to retire all of the Company’s long term debt in advance of redeploying the funds, and build our cash position to over $400 million at year-end.  At the same time, we succeeded in growing our domestic and international wireless businesses, posting a 14% increase in operating income and 16% increase in Adjusted EBITDA.  It will be challenging to replicate this rate of growth in 2014, but we see opportunities to improve these businesses over the longer term.

“Capital expenditures in our U.S. wholesale wireless operation continue to provide solid returns on our investments, and our 2014 plans call for additional capital outlays that, similar to 2013, will be heavily weighted to further expanding our U.S. Wireless network. At the same time, we continue to evaluate opportunities to re-invest the proceeds from the Alltel sale in acquisitions, ventures and projects that have the potential for significant growth in cash flow over the intermediate to long term.

“In September 2013, our Board of Directors approved ATN’s 15th consecutive annual increase in the Company’s dividend, to $0.27 per share per quarter,” added Mr. Prior.

Revenues were $292.3 million, 5% above the $277.8 million reported for 2012. Adjusted EBITDA was $114.7 million, up 16% from $99.0 million in the prior year; operating income increased 14% to $64.4 million; and net income from continuing operations attributable to ATN’s stockholders was $29.0 million, or $1.83 per diluted share.  2013 results included a $1.1 million gain on the sale of long-lived assets, $2.7 million of transaction-related charges and an income tax benefit of approximately $8.4 million related to an intercompany note receivable write down.  In addition, 2013 results included a $5.4 million loss on interest rate swap contracts and a $4.7 million charge to interest expense for the write-off of deferred financing costs, both related to the prepayment of the Company’s long term debt under its credit facility.  In the comparable 2012 period, net income from continuing operations attributable to ATN’s stockholders was $20.8 million, or $1.33 per diluted share, which included a gain on the sale of long-lived assets of $11.6 million and an intangible asset impairment charge of $3.4 million.

(1)  See Table 4 for reconciliation of Net Income to Adjusted EBITDA.

For 2013, net income from discontinued operations attributable to ATN’s stockholders was $4.6 million, or $0.29 per diluted share, and the net gain attributable to ATN’s stockholders on the disposal of the Alltel business was $278.2 million, or $17.59 per share

Fourth Quarter 2013 Operating Highlights

U.S. Wireless Revenues

U.S. wireless revenues primarily consist of voice and data revenues from the Company’s wholesale roaming operations.  Total revenues from the U.S. wireless business were $27.3 million in the fourth quarter of 2013, an increase of 10% from the $24.8 million reported in the fourth quarter of 2012.  This strong revenue performance was driven by increased data traffic, which more than offset the sale of certain spectrum and related assets in the Midwest U.S. in the fourth quarter of 2012.  Data revenues accounted for 61% of the U.S. wireless revenues in the fourth quarter, compared to 41% in the prior year.  The Company ended the fourth quarter with 640 base stations in service compared to 569 base stations in service at the end of last year’s fourth quarter.

International Wireless Revenues

International wireless revenues include retail and wholesale voice and data wireless revenues from international operations in Bermuda and the Caribbean. International wireless revenues were $24.8 million, an increase of 16% over the $21.3 million reported in the fourth quarter of 2012.  The fourth quarter results included a benefit of approximately $1.8 million of previously unrecorded revenues that were related to earlier periods in 2013.  The remainder of the increase was largely due to retail revenue growth within the Island Wireless segment. At the end of 2013, the Company had approximately 325,000 international wireless subscribers of which 88% were prepaid subscribers compared to 333,000 (88% prepaid) reported at the end of 2012.

Wireline Revenues

The Company’s wireline revenues are generated by the Company’s wireline operations in Guyana, including international telephone calls into and out of that country, by its integrated voice and data and wholesale transport operations in New England and New York State, and by its U.S.-based wholesale long-distance voice services. Wireline revenues were $21.6 million, a 1% increase from the $21.4 million recorded in the fourth quarter of 2012.  The increase was primarily a result of higher wholesale long-distance voice service revenue, as well as increased broadband revenue in Guyana, partially offset by declines in local and international voice revenue in that market.

Reportable Operating Segments

The Company has four reportable segments: (i) U.S. Wireless; (ii) International Integrated Telephony, which operates in Guyana; (iii) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean (including the U.S. Virgin Islands); and (iv) U.S. Wireline.  Financial data on our reportable operating segments for the three months ended December 31, 2013 and 2012 are as follows (in thousands):

For the three months ended December 31, 2013:

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items (2)	Total

Total Revenue	$27,638	$24,970	$17,352	$6,565	$—	$76,525
Adjusted EBITDA	16,584	12,840	3,983	641	(5,453)	28,595
Operating Income (Loss)	12,978	8,341	1,384	(289)	(6,076)	16,338

For the three months ended December 31, 2012:

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items (2)	Total

Total Revenue	$25,135	$23,556	$15,855	$5,366	$—	$69,912
Adjusted EBITDA	15,324	10,769	2,958	(101)	(3,802)	25,148
Operating Income (Loss)	23,256	6,230	(3,015)	(826)	(4,525)	21,120

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at December 31, 2013 were $356.6 million.  In addition, $78.0 million of the proceeds from the sale of Alltel are being held in escrow and are included in current and long-term restricted cash as of December 31, 2013.  The Company repaid all outstanding debt ($261.0 million) under its credit facility during 2013.  Net cash used in operating activities of continuing operations was $131.4 million, which included $256.8 million in cash paid for income taxes, primarily related to taxes owed on the gain on the sale of the Alltel business.  Capital expenditures related to continuing operations were $69.3 million in 2013.  The Company expects 2014 capital expenditures in the range of $65.0 to $70.0 million.

Conference Call Information

Atlantic Tele-Network will host a conference call on Wednesday, February 26, 2014 at 8:15 a.m. Eastern Time (ET) to discuss its 2013 fourth quarter and full year results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 21006268. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on Wednesday, February 26, 2014.

(2) Reconciling items are comprised of corporate general and administrative costs and transaction-related charges.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; our continued access to the credit and capital markets; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, wholesale revenues, and the future growth and retention of our subscriber base; (2) regulatory changes affecting our businesses, including the loss of certain FCC and other telecommunications licenses; (3) economic, political and other risks facing our foreign operations; (4) our ability to maintain favorable roaming arrangements; (5) our ability to upgrade our networks and IT platforms efficiently and cost-effectively so as to address rapid and significant technological changes in the telecommunications industry; (6) the loss of or our inability to recruit skilled personnel in our various jurisdictions, including key members of management; (7) our ability to find investment or acquisition or disposition opportunities that fit our strategic goals for the Company; (8) increased competition; (9) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (10) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (11) the occurrence of severe weather and natural catastrophes; (12) our continued access to capital and credit markets; and (13) our ability to realize the value that we believe exists in our businesses. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 18, 2013 and the other reports we file from time to time with the SEC. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented an Adjusted EBITDA measure. Adjusted EBITDA is defined as net income attributable to ATN stockholders before income from discontinued operations, gain on disposal of discontinued operations, interest, taxes, depreciation and amortization, transaction-related charges, impairment of intangible assets, gain on disposition of long-lived assets, other income or expense, and net income attributable to non-controlling interests. The Company believes that the inclusion of this non-GAAP financial measure helps investors to gain a meaningful understanding of the Company’s core operating results and enhances comparing such performance with prior periods. ATN’s management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measure included in this news release is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measure used in this news release to the most directly comparable GAAP financial measure are set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets (Preliminary)

(in Thousands)

	December 31, 2013	December 31, 2012
Assets:
Cash and cash equivalents	$356,607	$136,647
Restricted cash	39,000	—
Assets of discontinued operations	4,748	380,765
Other current assets	69,808	60,846

Total current assets	470,163	578,258

Long-term restricted cash	39,000	—
Property, plant and equipment, net	254,632	238,324
Goodwill and other intangible assets, net	86,988	87,605
Other assets	7,096	6,688

Total assets	$857,879	$910,875

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$—	$15,680
Income taxes payable	36,080	24,003
Liabilities of discontinued operations	11,187	73,910
Other current liabilities	71,950	56,684

Total current liabilities	119,217	170,277

Long-term debt, net of current portion	—	250,900
Other liabilities	38,791	95,458

Total liabilities	158,008	516,635

Total Atlantic Tele-Network, Inc.’s stockholders’ equity	643,346	334,146
Non-controlling interests	56,525	60,094

Total equity	699,871	394,240

Total liabilities and stockholders’ equity	$857,879	$910,875

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations (Preliminary)

(in Thousands, Except per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012 (a)	2013	2012 (a)
Revenues:
U.S. wireless	$27,333	$24,847	$107,930	$102,817
International wireless	24,767	21,277	90,929	81,463
Wireline	21,640	21,430	84,585	85,524
Equipment and other	2,785	2,358	8,888	7,992
Total revenue	76,525	69,912	292,332	277,796

Operating expenses:
Termination and access fees	14,979	14,410	55,747	56,814
Engineering and operations	9,777	10,184	38,126	40,018
Sales, marketing and customer service	4,111	4,104	17,757	18,981
Equipment expense	4,826	4,232	12,876	13,381
General and administrative	14,237	11,834	53,093	49,625
Transaction-related charges	38	—	2,712	7
Depreciation and amortization	12,219	12,283	48,737	50,587
Impairment of intangible assets	—	3,350	—	3,350
Gain on disposal of long-lived assets	—	(11,605)	(1,076)	(11,605)
Total operating expenses	60,187	48,792	227,972	221,158

Operating income	16,338	21,120	64,360	56,638

Other income (expense):
Interest income (expense), net	193	(2,954)	(11,933)	(13,709)
Gain (loss) on interest rate swap contracts	267	—	(5,408)	—
Other income (expense)	(333)	2,309	(530)	1,867
Other income (expense), net	127	(645)	(17,871)	(11,842)

Income from continuing operations before income taxes	16,465	20,475	46,489	44,796
Income tax expense (benefit)	(1,758)	11,799	9,536	20,831

Income from continuing operations	18,223	8,676	36,953	23,965

Income from discontinued operations, net of tax	—	5,775	5,166	29,202
Gain on disposal of discontinued operations, net of tax	1,905	—	307,102	—

Net income	20,128	14,451	349,221	53,167

Net income attributable to non-controlling interests, net of tax:
Continuing operations	(2,055)	(1,130)	(7,989)	(3,145)
Discontinued operations	—	(205)	(601)	(1,090)
Disposal of discontinued operations	(200)	—	(28,899)	—
Net income attributable to non-controlling interests, net	(2,255)	(1,335)	(37,489)	(4,235)

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$17,873	$13,116	$311,732	$48,932

Basic net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income from continuing operations	$1.02	$0.48	$1.84	$1.34
Income from discontinued operations	—	0.36	0.29	1.81
Gain on disposal of discontinued operations	0.11	—	17.72	—
Net income	$1.13	$0.84	$19.85	$3.15

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income from continuing operations	$1.02	$0.48	$1.83	$1.33
Income from discontinued operations	—	0.36	0.29	1.80
Gain on disposal of discontinued operations	0.11	—	17.59	—
Net income	$1.13	$0.84	$19.71	$3.13

Weighted average common shares outstanding:
Basic	15,783	15,572	15,704	15,531
Diluted	15,896	15,663	15,817	15,619

(a)        All previously reported amounts have been reclassified to reflect the Company’s Alltel business as a discontinued operation

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement (Preliminary)

(in Thousands)

	Year ended December 31,
	2013	2012

Net income	$349,221	$53,167
Gain on disposal of discontinued operations	(307,102)	—
Income from discontinued operations	(5,166)	(29,202)
Loss on interest rate swap contracts	5,408	—
Depreciation and amortization	48,737	50,587
Impairment of intangible assets	—	3,350
Gain on disposal of long-lived assets	(1,076)	(11,605)
Deferred income taxes	53,707	7,356
Change in prepaid and accrued income taxes	(301,252)	33,107
Change in other operating assets and liabilities	13,957	919
Other	12,170	7,205

Net cash provided by operating activities of continuing operations	(131,396)	114,884
Net cash provided by operating activities of discontinued operations	19,394	72,587
Net cash provided by operating activities	(112,002)	187,471

Capital expenditures	(69,316)	(42,154)
Proceeds from disposition of long-lived assets	1,500	15,163

Net cash used in investing activities of continuing operations	(67,816)	(26,991)
Net cash provided by (used in) investing activities of discontinued operations	710,934	(35,267)
Net cash provided by (used in) investing activities	643,118	(62,258)

Repayments of revolver loan, net of borrowings	—	(28,156)
Borrowings under term loans	—	275,000
Principal repayments of term loans	(272,137)	(260,793)
Dividends paid on common stock	(12,096)	(18,491)
Distributions to non-controlling interests	(26,155)	(2,458)
Other	1,592	(1,472)

Net cash used in financing activities of continuing operations	(308,796)	(36,370)
Net cash used in financing activities of discontinued operations	(1,678)	(931)
Net cash used in financing activities	(310,474)	(37,301)

Effect of foreign currency exchange rates on cash and cash equivalents	(682)	—

Net change in cash and cash equivalents	219,960	87,912

Cash and cash equivalents, beginning of period	136,647	48,735

Cash and cash equivalents, end of period	$356,607	$136,647

Cash paid for income taxes	$256,819	$8,841

Table 4

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures (Preliminary)

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended December 31, 2012 and 2013

Three Months Ended December 31, 2012

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$13,116
Net income attributable to non-controlling interests, net of tax						1,335
Income from discontinued operations, net of tax						(5,775)
Income tax expense						11,799
Other income						(2,309)
Interest expense, net						2,954
Operating income (loss)	$23,256	$6,230	$(3,015)	$(826)	$(4,525)	$21,120
Depreciation and amortization	3,673	4,539	2,623	725	723	12,283
Impairment of intangible assets	—	—	3,350	—	—	3,350
Gain on disposal of long-lived assets	(11,605)	—	—	—	—	(11,605)
Adjusted EBITDA	$15,324	$10,769	$2,958	$(101)	$(3,802)	$25,148

Three Months Ended December 31, 2013

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$17,873
Net income attributable to non-controlling interests, net of tax						2,255
Gain on disposal of discontinued operations, net of tax						(1,905)
Income tax benefit						(1,758)
Other expense						333
Gain on interest rate swap contracts						(267)
Interest income, net						(193)
Operating income (loss)	$12,978	$8,341	$1,384	$(289)	$(6,076)	$16,338
Depreciation and amortization	3,606	4,499	2,599	930	585	12,219
Transaction-related charges	—	—	—	—	38	38
Adjusted EBITDA	$16,584	$12,840	$3,983	$641	$(5,453)	$28,595

Reconciliation of Net Income to Adjusted EBITDA for the Years Ended December 31, 2012 and 2013

Year Ended December 31, 2012

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$48,932
Net income attributable to non-controlling interests, net of tax						4,235
Income from discontinued operations, net of tax						(29,202)
Income tax expense						20,831
Other income						(1,867)
Interest expense, net						13,709
Operating income (loss)	$60,290	$23,203	$(3,334)	$(2,481)	$(21,040)	$56,638
Depreciation and amortization	16,072	17,963	11,067	2,860	2,625	50,587
Transaction-related charges	—	—	—	—	7	7
Impairment of intangible assets	—	—	3,350	—	—	3,350
Gain on disposal of long-lived assets	(11,605)	—	—	—	—	(11,605)
Adjusted EBITDA	$64,757	$41,166	$11,083	$379	$(18,408)	$98,977

Year Ended December 31, 2013

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$311,732
Net income attributable to non-controlling interests, net of tax						37,489
Gain on disposal of discontinued operations, net of tax						(307,102)
Income from discontinued operations, net of tax						(5,166)
Income tax expense						9,536
Other expense						530
Loss on interest rate swap contracts						5,408
Interest expense, net						11,933
Operating income (loss)	$54,867	$27,937	$8,610	$(1,076)	$(25,978)	$64,360
Depreciation and amortization	14,308	17,975	10,305	3,182	2,967	48,737
Transaction-related charges	—	—	—	—	2,712	2,712
Gain on disposal of long-lived assets	(1,076)	—	—	—	—	(1,076)
Adjusted EBITDA	$68,099	$45,912	$18,915	$2,106	$(20,299)	$114,733